Exhibit 5.1

[PILLSBURY WINTHROP SHAW PITTMAN LLP LETTERHEAD]

March 8, 2007

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Chevron Canada Funding Company

500 5th Avenue S.W.

Calgary, Alberta T2P OL7

Chevron Funding Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Chevron Corporation, a Delaware corporation (“Chevron”), which, together with Chevron Canada Funding Company, an unlimited liability company organized under the laws of Nova Scotia, Canada (“CCFC”) and Chevron Funding Corporation, a Delaware corporation (“CFC”), is filing on the date hereof a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of debt securities (“Debt Securities”) under the Securities Act of 1933 (the “Act”). Each series of Debt Securities will be issued under one of the following Indentures: (a) the Indenture, dated as of June 15, 1995, as supplemented by the First Supplemental Indenture dated October 13, 1999, each being between Chevron and The Bank of New York (as successor to JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, as successor to Chemical Bank), as trustee (the “Chevron Indenture”); (b) the Indenture, dated as of July 15, 2002, as supplemented by the First Supplemental Indenture dated as of September 10, 2002 and the Second Supplemental Indenture dated as of February 12, 2003, each being among Chevron, as guarantor, CCFC and The Bank of New York (as successor to JPMorgan Chase Bank), as trustee (the “CCFC Indenture”) or (c) the Indenture, dated as of August 15, 2003, among Chevron, as guarantor, CFC and The Bank of New York (as successor to JPMorgan Chase Bank), as trustee (the “CFC Indenture”). The Chevron Indenture, CCFC Indenture and CFC Indenture are collectively referred to herein as the “Indentures.” Any Debt Securities issued under the

Chevron Corporation

March 8, 2007

CCFC Indenture or the CFC Indenture will be unconditionally guaranteed by Chevron (each such guaranty, a “Guaranty” and collectively, the “Guaranties”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that each Indenture has been duly authorized, executed and delivered by the applicable Trustee, the Debt Securities will be properly authenticated by the manual signature of an authorized representative of the applicable Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

Based upon the foregoing, we are of the opinion that

1. With respect to the Debt Securities, when (a) the board of directors of the applicable issuer (or, with respect to Debt Securities of Chevron, the Executive Committee of Chevron, as applicable) has taken all necessary corporate action to approve the issuance and establish the terms of such Debt Securities, the terms of the offering and related matters, (b) such Debt Securities have been duly executed and authenticated in accordance with the terms of the applicable Indenture, and (c) such Debt Securities have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Indenture, such Debt Securities will be valid and legally binding obligations of Chevron, CCFC or CFC, as applicable, enforceable against such issuer in accordance with their terms, and entitled to the benefits of the applicable Indenture, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

2. With respect to the Guaranties, when (a) the board of directors or the Executive Committee, as applicable, of Chevron has taken all necessary corporate action to approve the issuance and establish the terms of such Guaranty, the terms of the offering of such Guaranty, and related matters, (b) the Debt Security to which such Guaranty relates has been duly executed and authenticated in accordance with the terms of the applicable Indenture, and (c) such Guaranty has been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Indenture, such Guaranty will be a valid and legally binding obligation of Chevron, enforceable against Chevron in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and

Chevron Corporation

March 8, 2007

similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Debt Security and any applicable Guaranty, the Registration Statement, and any amendments thereto (including post-effective amendments) will have been declared effective, a prospectus supplement will have been prepared and filed with the Securities and Exchange Commission (the “Commission”) describing the Debt Securities and Guaranty (if any) offered thereby, the authorization of such Debt Security and of such Guaranty will not have been modified or rescinded by the board of directors of such issuer or Chevron or the Executive Committee of Chevron, as applicable, and there will not have occurred any change in law affecting the validity or enforceability of such Debt Security or Guaranty. We have also assumed that none of the terms of any Debt Security or Guaranty to be established subsequent to the date hereof nor the issuance and delivery of such Debt Security or Guaranty, nor the compliance by such issuer or Chevron, as applicable, with the terms of such Debt Security or Guaranty, will violate any applicable federal or state law or will result in a violation of any provision of any instrument or agreement then binding upon such issuer or Chevron, as applicable, or any restriction imposed by any court or governmental body having jurisdiction over such issuer, or Chevron, as applicable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware and the laws of the State of New York. With respect to all matters of Nova Scotia law, we have relied solely upon the opinion, dated the date hereof, of Stewart McKelvey, filed as Exhibit 5.2 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP